Exhibit 99.1

SWM International Completes Acquisition of Scapa Group Plc

Scapa Expands SWM’s Capabilities and Enhances Long-Term Growth Profile

ALPHARETTA, GA, April 15, 2021 – Schweitzer-Mauduit International, Inc. (“SWM” or the “Company”) (NYSE: SWM), announced today that it has finalized its acquisition of Scapa Group Plc, a UK-based innovation, design, and manufacturing solutions provider for healthcare and industrial markets. The newly combined company’s annualized sales are approaching $1.5 billion.

The acquisition adds to SWM’s already extensive portfolio of precision engineered performance materials, significantly expands the Company’s innovation, design, and formulation capabilities, and brings a variety of new coating and converting technologies. The newly combined product and service offerings can be leveraged across SWM’s and Scapa’s global businesses to deliver best-in-class integrated solutions to customers.

SWM CEO Dr. Jeffrey Kramer said, “The combination of Scapa and SWM results in a complementary global organization with robust design and manufacturing capabilities and significant technical expertise. The expanded company is poised to capitalize on the many exciting growth opportunities across our end-markets. We will offer a broader portfolio of products and value-added services to our customers, with a focus on delivering essential materials critical to the performance of their end products.”

With the addition of Scapa, SWM now operates in twelve countries on four continents, with close to 5,000 employees.

About SWM

SWM is a leading global performance materials company, focused on bringing best-in-class innovation, design, and manufacturing solutions to our customers. Our highly engineered films, adhesive tapes, foams, nets, nonwovens, and papers are designed and manufactured using resins, polymers, and natural fibers for a variety of industries and specialty applications. SWM and its subsidiaries manufacture on four continents, conduct business in over 90 countries and employ approximately 5,000 people worldwide. For further information, please visit SWM’s website at www.swmintl.com.

Additional websites:

www.scapahealthcare.com

www.scapaindustrial.com

Investor Contact:

Mark Chekanow

770-569-4229

mchekanow@swmintl.com

Media Contact:

Mary T. Gibson

770-569-4328

mgibson@swmintl.com